Exhibit 1.01

Conflict Minerals Report of Stratasys Ltd.

This is the Conflict Minerals Report of Stratasys Ltd. (“Stratasys” or “we” or “Company”) for calendar year 2021 in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (“Rule 13p-1”) and Form SD. Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “Conflict Minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary for the functionality or production of their products. If the SEC registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the Democratic Republic of the Congo (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody. As part of the Company’s desire to take responsibility for and concern itself with human rights issues, it decided to review its supply chain according to the EU regulation’s guidance, and within that has included conflict-affected or high-risk areas (“CAHRAs”) when approaching suppliers for information.

Company and Business Overview

We are a global leader in connected, polymer-based 3D printing solutions, which we provide at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across design, manufacturing and healthcare. We focus, in particular, on polymer 3D printing solutions that address the fastest growing manufacturing solutions, which we view as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, we are positioned to further expand our leadership position in this significant and growing global marketplace. Our approximately 1,700 granted and pending additive technology patents to date have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, automotive, transportation, healthcare, consumer products, dental, medical, and education. Our products and comprehensive solutions improve product quality, development time, cost, time-to-market and patient care. Our additive manufacturing ecosystem of solutions and expertise includes materials, software, expert services, and on-demand parts production. By the end of 2021, we estimate that we derived over 29% of our revenues from manufacturing solutions. Our acquisition, which closed in December 2020,of Origin, a provider of photopolymer solutions for production-oriented applications, expanded our leadership through innovation in the fast-growing mass production parts segment by providing us with a next-generation photopolymer platform. Origin’s pioneering approach to additive manufacturing of end-use parts enables us to serve a large market with manufacturing-grade 3D printers, utilizing P 3™ Programmable PhotoPolymerization technology. This technology precisely controls light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency and enables a broad range of chemistry which turns into unique production grade properties. Our acquisition of RPS, which closed in February 2021, enables us to leverage RPS’ industry-leading go-to-market infrastructure to offer its Neo® line of systems to the global market with an expanded set of applications. RPS’ Neo line of 3D printers features dynamic laser beam technology that enables build-accuracy, feature detail, and low variability across the full extent of a large build platform. As an open resin system, the Neo products provide customers materials with a wide range of properties such as chemical resistance, heat tolerance, flexibility, durability, and optical clarity, and can produce large parts up to 800 x 800 x 600 mm, providing a significant build area in a small footprint. Our acquisition, in November 2021, of the remaining outstanding shares of Xaar that we had not already owned (we had held a 45% stake in Xaar) was aimed at accelerating our growth in production-scale 3D printing. In April 2021, we had introduced the Stratasys H350™ 3D printer, the first system powered by Xaar’s powder-based SAF™ technology. Representing the culmination of more than 10 years of research and development, SAF-based 3D printers are designed to deliver cost-competitive parts at production-level throughput. H Series™ Production Platform printers such as the H350 are designed to deliver part quality, consistency, and reliability that ensures customer satisfaction and high production yield. Using SAF technology, the printers execute key 3D printing steps in the same direction across the print bed to provide a uniform thermal experience – and therefore part consistency – for all printed parts regardless of their placement in the build, representing a significant improvement over traditional powder-bed fusion process.

We offer a broad range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhances the ability of designers, engineers and manufacturers to:

●	visualize and communicate product ideas and designs;

●	verify the form, fit and function of prototypes;

●	manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;

●	manufacture customized and short-to-medium-run end-products more efficiently and with greater agility; and

●	produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Stratasys Solutions

We provide integrated solutions throughout a product’s lifecycle for designers, engineers, manufacturers, and medical professionals, including compatible products and services designed for our customers’ use to effectively solve their specific application needs.

Our solutions consist of 3D printing systems, consumables, software, paid parts, and professional services and encompass everything from prototyping and design all the way through mass production. Our solutions allow our end-users to print 3D models and parts that enhance their ability to visualize, verify and communicate product designs, thereby improving the design, development and validation processes and reducing time-to-market. Our systems create visual aids for concept modeling and functional prototyping to test fit, form and function, permitting rapid evaluation of product designs. Using presentation models developed with our systems, designers and engineers can typically conduct design reviews and identify potential design flaws earlier in the process and make improvements before incurring significant costs due to re-tooling and rework, allowing them to optimize a design much more rapidly and cost-effectively.

Our systems aid in the communication of ideas otherwise communicated in abstract or 2D media. For example, physicians use visually and/or biomechanically accurate 3D printed Stratasys models to plan surgical procedures. A model produced with our systems may be used as a sales tool, as a model or part display, or simply for use in conducting a focus group. It may also be used for accelerated collaboration in product design and manufacturing cycles at multiple locations, enabling visualization and tactile response, which can be critical to product development or sales process.

Our solutions also empower end-users to quickly and efficiently deploy parts to incorporate into their manufacturing process and improve its effectiveness while at the same time lowering costs. For instance, our solutions enable the production of manufacturing aids and tools such as jigs, fixtures, casts and injection molds aiding in the production and assembly process. These solutions are often faster to produce than through traditional methods, and frequently cost less. Materials like nylon carbon fiber enable these printed products to be both exceptionally strong and lightweight.

Additive manufacturing of end-use-parts, using our solutions, is a growing focus of our offerings to customers, and is attractive in applications requiring fast, short-run or low-mid-volume parts where tooling would not be cost-efficient. Our solutions enable the production of objects that generally could not otherwise be manufactured through subtractive manufacturing methodologies.

In addition, our solutions enable doctors to train and plan medical procedures based on medical models, created by our printers, as well as create surgical guides to support complex surgeries. In the dental space, our PolyJet and P 3 solutions enable dental labs to create dental and orthodontic, patient specific models and guides for various applications, based on digital dentistry workflow.

Our solutions offerings are characterized by the following distinguishing qualities:

●	material properties of printed objects, such as heat resistance, toughness, brittleness, elongation-to-break, color and flexibility;

●	quality of printed objects measured by, among other things, resolution, accuracy and surface quality;

●	consistency of produced parts in a run or batch;

●	multiple production-grade modeling materials;

●	reliability of printing systems; fast time to part;

●	efficiency of operations with software workflows;

●	customer service;

●	ease of use; and

●	automatic, hands-free support removal and minimal post processing.

Range of technologies and differentiating factors

Our solutions are driven by our proprietary technologies, which we have both developed organically and acquired over time through targeted acquisitions. We hold approximately 1,700 patents and pending patents internationally, and our 3D printing systems utilize our patented extrusion-based FDM®, inkjet-based PolyJet™, powder-bed-based SAF™, photopolymer-based P 3 , and stereolithography technologies to enable the production of prototypes, tools used for production, and manufactured goods directly from 3D CAD files or other 3D content. We believe that our broad range of product and service offerings is a function of our 3D printing technology leadership.

PolyJet. We believe that our inkjet-based 3D printing technology is differentiated from other competing technologies in its ability to scale and deliver high-resolution and multi-material, full-color 3D printing, down to the voxel level, in an office environment system. Our easy-to-use, PolyJet™ 3D printers create high-resolution, smooth surface finish models with the look, feel and functionality of the final designed product. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials and materials for medical applications that simulate the biomechanical properties of human tissue. Using our PolyJet digital materials technology, our solutions offer unique quality 3D printing systems depositing multiple materials simultaneously. This enables users, in a single build process, to print parts and assemblies made of multiple materials—each retaining its distinct mechanical and physical properties. For example, users can print objects with both rigid and flexible portions in a single build or mix different base colors in order to achieve desired color tone. The PolyJet technology enables on-demand mixing of a variety of resins to create a broad range of pre-defined digital materials, which are composite materials with modified physical or mechanical and color properties. In 2019, we began offering ‘Pantone® Validated’ colors, allowing us to now support more than 500,000 color and texture combinations, including the industry’s clearest material, nearly as clear as glass, with a wide range of color and texture combinations, which is a key differentiating attribute of our 3D printers.

FDM. A key attribute of our FDM® 3D printing technology is its ability to use a variety of production grade thermoplastic materials featuring surface resolution, chemical and heat resistance, color, and mechanical properties necessary for production of functional prototypes and parts for a variety of industries with specific demands and requirements. Use of these materials also enables the production of highly durable end parts and objects with soluble cores for the manufacture of hollow parts, the manufacture of which were previously dependent on slower and more expensive subtractive manufacturing technologies.

We believe this technology is differentiated by factors making it appropriate for 3D printing and additive manufacturing, including:

●	ability to use FDM® systems in an office environment due to the absence of hazardous emissions;

●	low post-production processing requirements;

●	minimal material waste;

●	build repeatability;

●	ease of use, with minimal system set-up requirements;

●	absence of costly replacement lasers and laser parts; and

●	a high degree of precision and reliability

Our MakerBot Replicator series represents our desktop 3D printers, compact 3D printers, and connected 3D printers. Our desktop and compact 3D printers are affordable, and designed for easy, desktop use. They are typically used by educational institutions and designed for individuals operating alone or within an enterprise. Our new Method™ series of performance printers is aimed at bridging the gap between industrial and desktop systems, providing industrial level of reliability and precision combined with accessibility and ease of use found in desktop systems. The Method™ printers are built for the professional individual user. The METHOD Carbon Fiber Edition and METHOD X Carbon Fiber Edition are manufacturing workstations with a heated chamber, capable of printing composite materials such as Nylon Carbon Fiber. MakerBot Nylon Carbon Fiber is compatible with Stratasys SR-30 soluble support material, has a heat deflection temperature of 100C greater, tensile strength 155% stronger than MakerBot real ABS. The MakerBot LABS Experimental Extruder allows customers to print 3rd party materials on the METHOD platform, including abrasive composite materials with carbon fiber and glass fillings. We also introduced PC-ABS, PC-ABS FR, Nylon 12 Carbon fiber along with Labs materials from Polymaker, Kimya, MCPP and Jabil Additive, bringing the total number of released materials for the METHOD platform to 24.

Stereolithography. Our stereolithography technology enables the production of high-quality, durable parts that meet the requirements of a wide range of applications, as well as additive manufacturing prototypes and tools. Industrial stereolithography systems are well-established in the 3D printing industry for applications such as large prototypes, tooling, investment casting patterns, and orthodontic clear aligner molds. They provide quality surface finish, large build sizes, a fast time to print, and an affordable cost per part. We believe that the Neo line of systems we acquired via RPS is superior relative to other solutions currently available due to an open choice of resins, low service requirements, and reliable and accurate builds with simple day-to-day operation. Our Neo® line of industrial stereolithography 3D printers feature dynamic laser beam technology that enables build accuracy, feature detail, and low variability across the full extent of a large build platform. As an open resin system, the Neo products provide customers materials with a wide range of properties, such as chemical resistance, heat tolerance, flexibility, durability, and optical clarity, as well as low service requirements, reliability and accurate builds. All Neo systems are Industry 4.0-ready with Titanium™ control software that includes a camera, network connectivity, support remote diagnostics, and mid-build parameter customization. The printers can automatically email progress reports on the job. The Neo line of printers provides a significant build area in a small footprint, with simple day-to-day operation. The largest printer, the Neo800, features a 31.5 x 31.5 x 23.6 in. build volume. The Neo450s and 450e address customer needs for smaller printers, at 17.72 x 17.72 x 15.75 in. We initiated sales of this line of systems following our acquisition of RPS in February 2021.

Origin P3. The Origin One 3D printer, which is expected to be generally available in early 2022, uses P3™ (Programmable PhotoPolymerization) technology to precisely control light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency. Our P3 resin-based 3D printing technology, which we added to our solutions portfolio through our acquisition of Origin, provides a best-in-class combination of detail, mechanical properties and throughput for mass production parts. We believe we have the strongest materials portfolio in the category – including everything from aerospace grade flame-resistant materials to biocompatible materials from leading companies like BASF, Henkel and Covestro. The P3 platform is software-based and cloud-connected so we can easily optimize our platform for our customers, including cloud-based upgrades.

SAF. SAF Selective Absorption Fusion technology was developed via our joint venture with Xaar plc, Xaar 3D Ltd., which we acquired in 2021.SAF is an industrial grade additive manufacturing technology designed to deliver production-level throughput for end-use parts. Representing the culmination of more than 10 years of research and development, SAF-based 3D printers can deliver a competitive cost per part with the part quality, consistency, and reliability that ensures satisfaction and high production yield. The SAF technology uses a counter-rotating roller to coat powder bed layers onto a print bed and prints absorber fluid to image the part layers. The imaged layers are fused by passing an infrared lamp over the entire span of the print bed. SAF technology executes these key process steps in the same direction across the print bed to provide a uniform thermal experience – and therefore part consistency – for all printed parts regardless of their placement in the build. H Series™ 3D printers using SAF use materials by leading third party materials providers, including PA11, which is derived from sustainable castor oil. We believe that the range of 3D printing consumable materials that we offer, consisting of over 60 FDM spool-based filament materials, 45 PolyJet cartridge-based resin materials, 158 non-color digital materials, and over 500,000 color variations, is the widest in the industry, in addition to the broad set of materials we offer through our materials ecosystem.

Consumable materials

The materials we sell are described below:

FDM materials The modeling and support filament used in the FDM-based 3D printers and production systems features a wide variety of production grade thermoplastic materials. We continue to develop filament modeling materials that meet our customers’ needs for increased speed, strength, accuracy, surface resolution, chemical and heat resistance, color, and mechanical properties. These materials are processed into our proprietary filament form, which is then utilized by our FDM systems. Our spool-based system has proven to be a significant advantage for our products, because it allows the user to quickly change material by simply mounting the lightweight spool and feeding the desired filament into the office-friendly FDM devices. Currently, we have a variety of build materials in multiple colors commercially available for use with our FDM technology.

Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application, whether it is a pattern for tooling, a concept model, a functional prototype, a manufacturing tool, or a DDM end use part.

Our FDM printing materials are also environmentally friendly, as the packaging in which they are sold is returned to us for reuse after the contents are consumed.

For MakerBot METHOD users, we also provide the MakerBot LABS Experimental Extruder. This extruder turns METHOD into an open materials platform, enabling users to print with a wide variety of third-party materials on an industrial 3D printing platform. We have been qualifying third-party materials for the extruder, such as Kimya ABS composite materials by ARMOR and Polymaker polycarbonate materials.

PolyJet materials

Our resin consumables, which consist of our PolyJet family of proprietary acrylic-based photopolymer materials as well as our other inkjet-based systems, enable users to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the PolyJet family is characterized by transparent, colored, or opaque visual properties and flexible, rigid or other physical properties. Support materials that are used together with the model materials enable the 3D printing of models with a wide array of complex geometries. Our resin-based materials are produced in-house and are specially designed for our printing systems.

We have invested significant research and development efforts in optimizing our PolyJet materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined and readily cured upon printing. Our PolyJet materials are packaged in cartridges for safe handling and are suitable for use in office environments. The polymerized materials can also be machined, drilled, chrome-plated or painted in most cases.

Stereolithography materials

Our stereolithography materials are primarily from the Covestro Additive Manufacturing SOMOS™ portfolio. The materials can offer a variety of functional prototyping solutions, by the way of delivering flexible, durable, rigid, high temperature or clear materials, to simulate production-targeted polymers. Additionally, several materials can be utilized for manufacturing applications, such as jigs and fixtures, investment casting, injection mold or composite tooling applications. This range of materials enables us to offer a range of solutions from concept modeling and prototyping, to manufacturing.

Stratasys Direct Manufacturing paid-parts service

Stratasys Direct Manufacturing is a contract manufacturing service provider of parts on-demand via 3D printing and conventional production processes. With over 30 years of experience, Stratasys Direct Manufacturing provides rapid prototyping and production parts using the broadest set of additive and conventional technologies of any service bureau in North America and backed by experts ready for the most complex projects.  With Stratasys Direct Manufacturing, customers can quickly design, innovate and meet demands of any complexity or scale by accessing the right expertise, industrial-grade 3D printing technologies, and materials without the capital expense.  Stratasys Direct Manufacturing pioneered additive manufacturing production applications and specializes in guiding customers from concept development and prototyping through short run production and long-term manufacturing. It also operates an ecommerce service for quick-turn parts, www.stratasysdirect.com, which enables our customers to obtain quotes and order parts around the clock, seven days a week.

Conflict Minerals

As we offer our clients products that might include Conflict Minerals that are necessary to the production or functionality of our manufactured products, we are subject to Section 1502 of the Dodd-Frank Act -reporting requirements associated with Conflict Minerals and Rule 13p-1. We are committed to responsible sourcing, as outlined in the Company’s Conflict Minerals Policy. Further we are committed to conducting supply chain due diligence practices in alignment with the smelter or refiner verification program set up by third party audit bodies, such as the Responsible Minerals Initiative (“RMI”), and the London Bullion Market Association (“LBMA”). We are also committed to ensuring human rights are upheld in all respects, including the elimination of child or forced labor conditions in our supply chain, generally, and more specifically in the CAHRAs. However, as the Company is “downstream”, in that the Company or its suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) - related materials after processing by smelters or refiners, we can only report with reasonable certainty the origins or likely origins of the necessary 3TG in our minerals supply chain.

It should also be indicated that we do not directly purchase or procure raw materials from the mineral sites.

The Stratasys commitment to proper Conflict Mineral conduct, is an element of our overall corporate responsibility. It relates, in part, to fair wages and working conditions (social and human capital care), and environmental stewardship (protection of our people and planet).

Environmental, Social and Governance Matters

Stratasys is Spearheading Sustainability for the Additive Manufacturing Industry. With the support of our board of directors and extremely strong employee engagement efforts, we are pioneering what we call ‘Mindful Manufacturing’ – detailed in our first 2020-21 ESG & Sustainability Report. 3D printing is uniquely positioned to address pressing climate issues, localizing supply chains to avoid unnecessary costs and reduce global the carbon footprint incurred by air and sea freight, while innovating production processes and product. Stratasys is committed to making social and environmental impact, while driving growth.

Environmental. Manufacturing is resource-intensive by nature. It is important to note, however, that  3D printing works in a manner that is far more environmentally friendly than alternative, traditional production methods. Working with industry leaders in aerospace, automotive, healthcare and consumer production companies, Stratasys has the ability to help our customers reduce carbon footprints for entire markets. We will base our work on data and research and plan on publishing ‘Life Cycle Analysis’ reports to make the scientific case for greener manufacturing. To this end, we have become a founding member of the Additive Manufacturer Green Trade Association (AMGTA), which promotes the environmental case for the entire 3D printing industry. This is backed by our declared 4 UN Sustainable Goals for the Company: 1) Responsible consumption and production; 2) Industry infrastructure and innovation; 3) Climate action; and 4) Quality education.

Stratasys has just begun its sustainability journey. We are focused on Scope 1 and Scope 2 – collecting data on our operations and internal consumption to improve activity across our global sites. This includes installing solar panels and beginning to generate renewable energy, for example. We are setting our initial baseline, because we believe this is a more meaningful way for our business to make an impact; it is our corporate responsibility to create a world where future generations can thrive.

Social. The Stratasys Sustainability commitment extends well beyond our products and processes. We are proud of our ‘People First’ approach to business. We put environmental health and safety, or EHS, as a top priority, securing the health and safety of our employees, backed by clear policies and annual training. For years we have been active members in our local communities, with meaningful Corporate Social Responsibility (CSR) activity around the world, and continue our focus on integrating socially beneficial programs and practices as part of our business model and culture through this CSR program. We are extending 3D printing by applying the unique capabilities and advantages of our 3D printing technologies for social change. Our current CSR initiatives span around healthcare and education.

For example, we support food security in the US and leverage our technologies to advance next generation tech and robotics enthusiasts via our long-term partnership with FIRST Robotics. We launched our Diversity Equity and Inclusion program in 2021 and are a proud sponsor of Technology, Industry, People, Economics (TIPE) Women in 3D Printing. We are advancing an inclusion program to address opportunities across all human resource touch points (hiring, learning and development) and have had substantial representation on  our board of directors for women.

Governance. We have a long-standing Code of Ethics and have extended our culture and beliefs to our suppliers as well, implementing a suppliers’ code of conduct. We also issued our first ESG & Sustainability Report in April 2022. We are required to report financial data as a public company, yet we extend this obligation and provide more comprehensive quarterly analysis of our results for the market, and see it as an opportunity to engage the investment community. We conduct internal updates for employees and team leaders at our company, each quarter, to share business updates openly and ongoing with our global teams. We strive for clarity, engagement and care. It is our goal to demonstrate deliver on our purpose, in everything we do: to empower people to create unlimited for an economical, personalized and sustainable world. We live as a corporate body by our values: Innovate; Be Customer First; Aim Higher; Own It; and Make it Together.

1. Reasonable Country of Origin Inquiry

In accordance with our Conflict Minerals Policy, Stratasys has concluded in good faith that during calendar year 2021, we have manufactured and contracted to manufacture products containing 3TG and have determined that the use of these minerals is necessary to the functionality or production of these products.

We performed a reasonable country of origin inquiry (“RCOI”) simultaneously with the due diligence phase in which we engaged to determine whether the Conflict Minerals necessary to the functionality or production of our products did or did not originate from the CAHRAs, as defined per Rule 13p-1. We integrated aspects of the reasonable country of origin inquiry (“RCOI”) into the design of our policies and management systems on Conflict Minerals, and carry out the RCOI in the due diligence phase in which we engaged our relevant upstream suppliers to determine whether the Conflict Minerals necessary to the functionality or production of our products originated from the CAHRAs, as defined per Rule 13p-1. The RCOI and the due diligence process were done simultaneously due to the large number of applicable suppliers from which we source materials. We operate significantly downstream from the sources of the minerals necessary to the production and/or functionality of our products’ components. As such, we rely upon the due diligence conducted by our own applicable suppliers. The RCOI that we conducted therefore has certain limitations that limit the total degree of certainty and we cannot determine with absolute certainty the exact source location of all of the necessary Conflict Minerals used in our products in 2021. However, the RCOI we conducted employed several methods to assess whether the necessary Conflict Minerals in our products may have originated from the CAHRAs. These measures consisted primarily of the following actions:

a)	We performed internal assessments of our products and components to determine which of them contain, or for which the necessary Conflict Minerals were employed, in the production and manufacturing phases.

b)	We identified a list of suppliers we purchased from directly during calendar year 2021 (“Tier 1 Suppliers”), and segmented the list according to the type of material the supplier provides. Some of the suppliers’ categories were excluded for the following reasons: they were not necessary to the functionality or production of the products, they did not contain the necessary Conflict Minerals, or the supplier provided a commercial off the shelf product.

c)	To reduce the risk of not receiving full information from our Tier 1 Suppliers, we also directly approach plastic, metal and electronic manufacturers, though we did not purchase from them directly. We rely on our in-scope suppliers and manufacturers to provide us with information concerning the source and chain of custody of Conflict Minerals contained in the products and components they supply. The cumulative number of suppliers and manufacturers (“in-scope suppliers”) we approached is 566.

d)	We solicited survey responses using the standardized template designed by the Responsible Minerals Initiative (“RMI”), (the “Conflict Minerals Reporting Template version 6.01 and above” (“CMRT”)). We engaged our supply chain to respond to the CMRT by referring suppliers to training materials that included an overview of the law and instructions on how to complete the CMRT. These are part of our on-going efforts to ensure compliance with our responsible sourcing program among our suppliers, as well as contributing to our goal of increasing the number of relevant smelters or refiners that cooperate with Third Party Audit bodies, such as the RMI.

e)	We assessed the responses received from our relevant suppliers of the necessary 3TG for information that would be identified as inconsistent, incomplete, or inaccurate. In addition, we validate CMRTs received from suppliers to identify deviation from the RMI’s requirements as per its RMAP audit program. Responses that failed any of the “red flag” review tests were identified for additional follow up.

f)	To non-responsive in-scope suppliers, we sent periodic reminders to provide surveys or updated responses according to our expectations regarding the CMRT, such as provision of a current version (i.e.6.01 or above).

Based on the RCOI conducted, Stratasys has reason to believe that a portion of the Conflict Minerals necessary to the functionality of its products or its components is likely to have originated in the CAHRAs and has reason to believe, that those necessary Conflict Minerals may not be entirely from recycled or scrap sources. Based on this result, Stratasys conducted due diligence activities and details these efforts in the forthcoming Conflict Minerals Report and in accordance with the company’s Conflict Minerals Policy and general sourcing expectations from its suppliers.

2. Due Diligence

Due diligence design

In accordance with Rule 13p-1 and Form SD, we undertook to perform a robust due diligence on the source and chain of custody of the 3TG to determine whether the Conflict Minerals necessary to the functionality or production of our products or products’ components originated from the DRC or the Covered Countries, or financially benefitted the armed groups in those countries in any way, as defined per Rule 13p-1. We designed our due diligence measures according to the recommendations of the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements for (the “OECD Due Diligence Guidance”) for downstream companies that have no direct relationships to smelters or refiners as we believe that we are a “downstream company”.

The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) report annually on supply chain due diligence.

The due diligence measures we undertook consisted primarily of:

a. OECD Step 1: Establishment of strong company management systems

We review and maintain our management system to support supply chain due diligence related to the 3TG. The Company’s management system includes a steering committee sponsored by the senior responsible executive and a team of subject matter experts from various functions such as supplier management, engineering, and legal. The team subject matter experts are responsible for implementing the Company’s Conflict Minerals compliance strategy. As part of responsible sourcing and supply chain due diligence, the Company has established the following actions:

●	Renewed our commitment to ethical business practices through the global rollout of an updated Code of Business Conduct and Ethics (“Code”), which also includes a specific reference to Stratasys’ efforts as it relates to conflict minerals. Our Code is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Continued focus on integrating socially beneficial programs and practices as part of our business model and culture through the Stratasys Corporate Social Responsibility (CSR) Program. We are extending 3D printing by applying the unique capabilities and advantages of our 3D printing technologies for social change. Our current CSR initiatives span around healthcare and education.

●	We strive to ensure that purchased metals originate, to the greatest degree possible, only from smelters or refiners have been validated as conformant or active according to the RMI’s RMAP audit program or other Third Party Audit programs, such as the LBMA.

●	In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and any other applicable policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of 3TG and other minerals from conflict-afflicted areas, legal compliance and measures for implementation of the supply chain due diligence. Our Conflict Minerals Policy is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Maintained the Company’s Conflict Minerals Governance Charter that sets out the Conflict Minerals annual due diligence plan including: establishing steps for compliance, objectives, timelines, internal management and the cross functional team with identified roles and responsibilities to support supply chain due diligence.

●	Conducted ongoing communication of the cross functional Conflict Minerals team, for the purpose of sharing best practices and monitoring our progress regarding the various steps required for achieving compliance among our suppliers.

●	Engaged with in-scope suppliers of the necessary 3TG and referred them to training materials online, including an overview of relevant Conflict Minerals regulations and compliance measures, and instructions on how to respond to the due diligence survey (based on receiving at a minimum version 6.01 of the CMRT or higher).

●	Continued to include a Conflict Minerals provision in our standard Purchasing Terms and Conditions for Goods and Services to require suppliers to comply with our Conflict Minerals Policy and requirements.

●	Communicated the due diligence efforts both internally and externally to relevant direct suppliers, surveyed suppliers, customers, employees, senior management, the Board of Directors, and all Company stakeholders, as requested and applicable.

●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Stratasys’ Compliance Officer / General Counsel.

b. OECD Step 2: Identify and assess risk in the supply chain

As part of our risk-based approach for the management of a responsible supply chain, Stratasys identified the suppliers from which it made purchases over a specified amount during 2021. We assessed two primary risks in our supply chain while trying to move towards the goal of sourcing the necessary Conflict Minerals from smelters or refiners that have received a conformant or active designation from the RMI or other Third Party Audit bodies, such as the LBMA: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier due to reasons such as volume, ease of replacement, complexity of relationship and criticality to business operations.

In order to segment our suppliers into three risk levels (high, medium and low) we have identified and assessed Conflict Minerals-related risks based on suppliers’ and manufacturers’ characteristics, such as our spend with a supplier during calendar year 2021 and the extent to which we are dependent upon any particular manufacturer or supplier as well as the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the level of supplier risk.

We have identified, to the best of our efforts, the smelters or refiners in our minerals supply chain by conducting a supply chain inquiry using, at a minimum, version 6.01 or higher of the CMRT, requesting suppliers and manufactures to identify smelters or refiners and the likely country of origin of the Conflict Minerals in products or product components that they supply to Stratasys. In addition, Stratasys compared smelters or refiners identified by the supply chain survey against the list of facilities that have received a have received a conformant or active designation the RMAP (the RMI’s “Responsible Minerals Assurance Process”) and other independent Third Party Audit programs.

As part of the risk assessment phase, we identified that 65.3% of our in-scope suppliers have policy in place that addresses the Conflict Minerals sourcing and 60.0% do not provide us with products containing Conflict Minerals.

c. OECD Step 3: Design and implement a strategy to respond to identified risks

The findings of the supply chain risk assessment were and continue to be reported to designated members of our senior management. As part of our risk management strategy, we continue to work with the in-scope suppliers while we advance our efforts to investigate our supply chain as follows:

●	Continued periodic reporting to the Conflict Minerals team sponsor to track progress, assess risks and provide management support as needed.

●	Contacted in-scope suppliers whose responses were identified as incomplete, inconsistent or inaccurate.

●	Reviewed in-scope suppliers’ responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a conformant or active designation from the RMI’s RMAP program or other independent Third Party Audit programs.

●	Referred in-scope suppliers to online training materials that included an overview of Rule 13p-1 and instructions on how to complete the CMRT.

●	As part of our continued risk management efforts, we send follow up letters to high risk non-responsive in-scope suppliers, and to in-scope suppliers who declared the existence of Conflict Minerals in their supply chain from the CAHRAs from smelters or refiners that do not participate in the RMI’s RMAP program. While the Company is committed to responsible sourcing of Conflict Minerals, it does not seek to eliminate sourcing from the CAHRAs.

Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly while consulting and communicating with relevant stakeholders.

d. OECD Step 4: Review independent third-party audits of smelter or refiner due diligence practices

Stratasys is a downstream consumer of necessary Conflict Minerals and is many steps removed from the smelters or refiners who process, provide and mine the minerals and ores. Therefore, Stratasys does not perform direct audits of smelters or refiners within its supply chain - the due diligence efforts relying instead on reviewing cross-industry initiatives, such as those led by the RMI i.e. the RMAP smelter or refiner validation program, to conduct smelter or refiner due diligence to verify and audit the status of the smelters or refiners.

e. OECD Step 5: Prepare this annual report on supply chain due diligence

Stratasys’ Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing a Form SD and this Conflict Minerals report with the SEC and posting publicly on the Internet (https://investors.stratasys.com/corporate-governance/governance-documents).

3. Results of the Assessment

We conducted a supply chain survey of the 566 in-scope suppliers that we identified may contribute necessary Conflict Minerals to our products compared to 542 in-scope suppliers in calendar year 2020. In calendar year 2021 we included metal, electronics and plastic suppliers and manufacturers and took a risk-based approach which focused on the majority of our manufacturing spend.

We received responses from in-scope suppliers representing approximately a 72.3% response rate, containing the names and locations of reported smelters or refiners (see Annex 1) and the potential countries of origin (see Annex 2) of the mines or facilities that process Conflict Minerals, compared to approximately a 71% response rate attained for reporting year 2020.

Of the 72.3% (60 from 83) of suppliers and manufacturers that responded:

●	5.0% of in-scope suppliers were classified as “DRC conflict free”

●	0% of in-scope suppliers were classified as “Not from DRC”

●	60.0% of in-scope suppliers were classified as “Free no 3TG”

●	6.7% of in-scope suppliers were classified as “Undetermined not from DRC”

●	16.7% of in-scope suppliers were classified as “Undetermined from DRC”

●	11.7% of in-scope suppliers were classified as “Undefined from DRC”

The terms above have the following meaning as part of our due diligence efforts:

●	“DRC conflict free” indicates the in-scope suppliers that reported that Conflict Minerals used in the products provided to Stratasys originate from the DRC or one of the Covered Countries, but that the smelters are approved by the RMAP, the RMI’s Responsible Minerals Assurance Process.

●	“Not from DRC” indicates the in-scope suppliers reported that they source Conflict Minerals, but from countries other than the DRC or Covered Countries.

●	“Free no 3TG” indicates the in-scope suppliers reported that Conflict Minerals are not contained in the product, or which are not necessary for the functionality or are not included in the production of the products, provided to Stratasys.

●	“Undetermined not from DRC” indicates the in-scope suppliers that reported that Conflict Minerals being used in the products do not originate from the DRC or one of the Covered Countries, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until their status is confirmed.

●	“Undetermined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are approved by the RMAP program, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until the status is confirmed.

●	“Undefined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are not yet approved by the RMAP program. Due diligence for these in-scope suppliers will continue until the status is confirmed.

Despite in-scope suppliers indicating that they source Conflict Minerals from the DRC and Covered Countries, these in-scope suppliers were unable to accurately report which specific smelters or refiners were part of the supply chain in terms of the components sold to Stratasys in 2021.

As a result of this lack of information, Stratasys is unable to determine with complete accuracy the full list of facilities used to process those necessary Conflict Minerals or their likely country of origin, and therefore, we are unable to conclude whether or not the Conflict Minerals used in our products may have directly or indirectly financed armed groups in the CAHRAs. Stratasys’ efforts to determine the likely mine(s) or location of origin for the necessary Conflict Minerals are realized through the due diligence measures described above.

Smelters or refiners verified as conflict free or in the audit process:

Tin	57 of 75 (76.0%)
Tantalum	35 of 38 (92.1%)
Tungsten	46 of 51 (90.2%)
Gold	106 of 172 (61.6%)
Total	244 of 336 (72.6%)

Status of identified smelters or refiners:

Verified Conflict Free (RMI Compliant)	227 of 336 (67.6%)
Participating in an audit process (RMI Active)	17 of 336 (5.1%)
Not Participating	92 of 336 (27.4%)
Total (Conflict Free and under Audit process)	244 of 336 (72.6%)

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Stratasys. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors or omissions by or of suppliers, confusion over requirements of SEC final rules, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with Rule 13p-1 and or with the company’s Conflict Minerals Policy, conflict-area sourced materials being declared as secondary materials, companies going out of business in 2021 and the potential smuggling of conflict-area Conflict Minerals to countries beyond the CAHRAs.

We do not gather information from our suppliers on a continuous or real-time basis, but rather information is gathered from suppliers at the time that it is provided in a CMRT, of at least version 6.01 or higher.

We cannot be completely certain of our conclusions regarding the source and chain of custody of the necessary Conflict Minerals used or necessary to the production or for the functionality of our products or product components in 2021, as the information comes from direct and secondary suppliers and independent Third Party Audit programs.

Continuous improvement efforts to mitigate risk

Stratasys continues to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by Rule 13p-1. Stratasys continues to take, as applicable, the following steps to improve the due diligence process and mitigate the possibility that we are utilizing Conflict Minerals that, directly or indirectly, benefit armed groups propagating human rights violations in the CAHRAs:

●	Work with in-scope suppliers that did not respond to Stratasys’ surveys to help them understand the importance of this initiative to Stratasys and to encourage their participation in 2022.

●	Attempt to validate in-scope supplier responses using information collected via independent, conflict-free smelter validation programs such as the RMAP.

●	Send follow up letters to high risk non-responsive in-scope suppliers and to in-scope suppliers with Conflict Minerals from the CAHRAs, as well as from smelters or refiners that do not participate in the RMI’s RMAP.

In addition to the above steps, Stratasys continues to implement the Company’s Conflict Minerals Policy and Code of Conduct to the best of the Company’s abilities, namely through the methods of communication on the Company’s Conflict Minerals Policy to the stakeholders and suppliers.

This Report contains “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may”, “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may or may not prove to be accurate. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by U.S. federal securities laws.

Annex 1

Names and Locations of Smelters or Refiners

Metal	Smelter Name	Smelter Country
Gold	8853 S.p.A.	ITALY
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti C?rrego do S?tio Minera??o	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited	INDIA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	Caridad	MEXICO
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.	ITALY
Gold	China Henan Zhongyuan Gold Smelter	CHINA
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	DODUCO GmbH	GERMANY
Gold	Dowa Metals & Mining Co. Ltd	JAPAN

Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Geib Refining Corporation	UNITED STATES
Gold	Gold Coast Refinery	GHANA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	gussa ?sterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Industrial Refining Company	BELGIUM
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint	JAPAN
Gold	JCC	CHINA
Gold	Johnson Matthey Inc.	UNITED STATES
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	K.A. Rasmussen	NORWAY
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN

Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kundan Care Products Ltd.	INDIA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L’azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L’Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	MD Overseas	INDIA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.?.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA

Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Sellem Industries Ltd.	MAURITANIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Mine(Laizhou) Smelter Co., Ltd.	CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	TSK Pretech	KOREA, REPUBLIC OF

Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi S.A.	SWITZERLAND
Gold	WEEEREFINING	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Xstrata	CANADA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Meta Materials	NORTH MACEDONIA, REPUBLIC OF
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN

Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alent plc	UNITED STATES
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Co.,Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Metallo-Chimique N.V.	BELGIUM

Tin	Minera??o Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Resind Ind?stria e Com?rcio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Minera??o Ltda.	BRAZIL
Tin	Yunnan Chengfeng	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN

Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Fujian Xinlu Tungsten	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	GEM Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Annex 2

Country of Origin (COO)*

Gold	Tantalum	Tin	Tungsten
ANDORRA	BRAZIL	BELGIUM	AUSTRIA
AUSTRALIA	CHINA	BOLIVIA	BRAZIL
AUSTRIA	ESTONIA	BRAZIL	CHINA
BELGIUM	GERMANY	CHINA	GERMANY
BRAZIL	INDIA	INDIA	JAPAN
CANADA	JAPAN	INDONESIA	KOREA, REPUBLIC OF
CHILE	KAZAKHSTAN	JAPAN	PHILIPPINES
CHINA	MEXICO	MALAYSIA	RUSSIAN FEDERATION
COLOMBIA	NORTH MACEDONIA, REPUBLIC OF	MYANMAR	TAIWAN, PROVINCE OF CHINA
CZECHIA	RUSSIAN FEDERATION	PERU	UNITED STATES OF AMERICA
FRANCE	THAILAND	PHILIPPINES	VIET NAM
GERMANY	UNITED STATES OF AMERICA	POLAND
GHANA		RUSSIAN FEDERATION
INDIA		RWANDA
INDONESIA		SPAIN
ITALY		TAIWAN
JAPAN		THAILAND
KAZAKHSTAN		UNITED STATES
KOREA, REPUBLIC OF		UNITED STATES OF AMERICA
KYRGYZSTAN		VIET NAM
LITHUANIA
MALAYSIA
MAURITANIA
MEXICO
NETHERLANDS
NEW ZEALAND
NORWAY
PHILIPPINES
POLAND
RUSSIAN FEDERATION
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES
UNITED STATES OF AMERICA
UZBEKISTAN
ZIMBABWE

*As not all of the smelters or refiners (SORs) reported by our suppliers or manufacturers in the supply chain inquiry provided information on the Location of Mine in their CMRTs, and the Company was not able to establish from the SORs complete sourcing information on their Conflict Minerals, it has indicated in the COO the closest indication provided as to the source of Conflict Minerals, i.e. the Smelter Country as reported in the suppliers’ CMRT.